                                                                    EXHIBIT 99.3

                              i2 TECHNOLOGIES, INC.

                   INTERNATIONAL EMPLOYEE STOCK PURCHASE PLAN
                   ------------------------------------------
                (As Amended and Restated Through April 23, 2001)

I.    PURPOSE OF THE PLAN

      This International Employee Stock Purchase Plan is intended to promote the interests of i2 Technologies, Inc. by providing eligible employees of the Corporation's Foreign Subsidiaries with the opportunity to acquire a proprietary interest in the Corporation through the purchase of shares of the Corporation's common stock at periodic intervals.

      Capitalized terms herein shall have the meanings assigned to such terms in the attached Appendix.

II.   ADMINISTRATION OF THE PLAN

      The Plan Administrator shall have full authority to interpret and construe any provision of the Plan and to adopt such rules and regulations for administering the Plan as it may deem necessary. Decisions of the Plan Administrator shall be final and binding on all parties having an interest in the Plan.

III.  STOCK SUBJECT TO PLAN

      A. The stock purchasable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares of Common Stock purchased on the open market. The maximum number of shares of Common Stock which may be issued over the term of the Plan and the U.S. Plan shall not exceed 10,000,000 shares.1

      B. The number of shares of Common Stock available for issuance under the Plan and the U.S. Plan shall automatically increase on the first trading day of January each calendar year during the term of the Plan, beginning with the calendar year 2002, by an amount equal to one percent (1%) of the total number of shares of Common Stock outstanding on the last trading day in December of the immediately preceding calendar year, but in no event shall any such annual increase exceed 6,000,000 shares.

      C. Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation's receipt of consideration, appropriate adjustments shall be made to (i) the maximum number and class of securities issuable under the Plan and the U.S. Plan, (ii) the maximum number and class of securities purchasable per Participant on any one Purchase Date, (iii) the number and class of securities and the price per share in effect under each outstanding purchase right and (iv) the maximum number and/or class of securities by which the share reserve is to increase automatically each calendar year pursuant to the provisions of Section III.B and in order to prevent the dilution or enlargement of benefits thereunder.


____________________
1 Share numbers have been adjusted to reflect the 2 for 1 stock split effected on June 2, 1998, the 2 for 1 stock split effected on February 17, 2000 and the 2 for 1 stock split effected on December 4, 2000.

     IV.  PURCHASE PERIODS

          A. Shares of Common Stock shall be offered for purchase under the Plan through a series of successive purchase periods until such time as (i) the maximum number of shares of Common Stock available for issuance under the Plan shall have been purchased or (ii) the Plan shall have been sooner terminated.

          B. Each purchase period shall have a duration of six (6) months. Purchase periods shall run from the first business day in May to the last business day in October the same year and from the first business day in November to the last business day in April of the following year. The first purchase period commenced on the Effective Date and ended on the last business day in October 1997.

     V.   ELIGIBILITY

          A. Each Eligible Employee may enter a purchase period under the Plan on the start date of such purchase period, provided he or she is an Eligible Employee on that date.

          B. To participate in the Plan for a particular purchase period, the Eligible Employee must complete the enrollment form(s) prescribed by the Plan Administrator and file such form(s) with the Plan Administrator (or its designate) on or before the start date of the purchase period. However, any Employee of a Foreign Subsidiary who is a participant in the U.S. Plan immediately prior to the Effective Date shall automatically become a Participant in the initial purchase period under the Plan and such individual's payroll deductions under the Plan shall continue at the same rate authorized under the U.S. Plan immediately prior to the Effective Date unless the Participant shall change such rate in accordance with Section VI.C.

     VI.  PAYROLL DEDUCTIONS

          A. Except to the extent otherwise provided in the Plan (or any addendum thereto) or authorized by the Plan Administrator, the purchase price for the shares of Common Stock acquired under the Plan shall be paid from accumulated payroll deductions authorized by the Participant.

          B. The payroll deduction authorized by the Participant for purposes of acquiring shares of Common Stock under the Plan may be any multiple of one percent (1%) of the Base Salary paid to the Participant during each purchase period, up to a maximum of fifteen percent (15%). The payroll deduction authorized by the Participant shall be collected in the currency in which paid by the Foreign Subsidiary. The payroll deductions collected during each calendar month shall be converted into U.S. Dollars on the Monthly Exchange Date for that month on the basis of the exchange rate in effect on that date. The Plan Administrator shall have the absolute discretion to determine the applicable exchange rate to be in effect for each Monthly Exchange Date by any reasonable method which may be based on the exchange rate actually available in the ordinary course of business on such date. Any changes or fluctuations in the exchange rate at which the payroll deductions collected on the Participant's behalf are converted into U.S. Dollars on each Monthly Exchange Date shall be borne solely by the Participant.

          C. The rate of payroll deduction authorized by each Participant shall continue in effect from purchase period to purchase period, except to the extent such rate is changed in accordance with the following guidelines.

               (i) The Participant may not increase his or her rate of payroll deduction during a purchase period.

               (ii) The Participant may, at any time during the purchase period, reduce his or her rate of payroll deduction to become effective as soon as possible after filing the appropriate form with the Plan Administrator. The Participant may not, however, effect more than one (1) such reduction per purchase period.

          D. Payroll deductions shall begin on the first pay day following the start date of the purchase period and shall (unless sooner terminated by the Participant) continue through the pay day ending with or immediately prior to the last day of the purchase period. The amounts so collected shall be credited to the Participant's book account under the Plan, initially in the currency in which paid by the Foreign Subsidiary until converted into U.S. Dollars on the applicable Monthly Exchange Date. Accordingly, all purchases of Common Stock under the Plan are to be made with the U.S. Dollars into which the payroll deductions for the purchase period have been converted on each applicable Monthly Exchange Date within that purchase period. Except to the extent otherwise provided by the Plan (including any addendum thereto) or by the Plan Administrator, the amounts collected from the Participant shall not be held in any segregated account or trust fund and may be commingled with the general assets of the Corporation and used for general corporate purposes.

          E. Payroll deductions shall automatically cease upon the termination of the Participant's purchase right in accordance with the provisions of the Plan.

          F. The Participant's acquisition of Common Stock under the Plan on any Purchase Date shall neither limit nor require the Participant's acquisition of Common Stock on any subsequent Purchase Date.

     VII. PURCHASE RIGHTS

          A.  Grant of Purchase Right. A Participant shall be granted a separate
              -----------------------
purchase right on the start date of each purchase period in which he or she participates. The purchase right shall provide the Participant with the right to purchase shares of Common Stock on the Purchase Date upon the terms set forth below. The Participant shall execute a stock purchase agreement embodying such terms and such other provisions (not inconsistent with the Plan) as the Plan Administrator may deem advisable.

          Under no circumstances shall purchase rights be granted under the Plan to any Eligible Employee if such individual would, immediately after the grant, own (directly or indirectly within the meaning of Code Section 424(d)) or hold outstanding options or other rights to purchase, stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Corporation or any Corporate Affiliate.

          B.  Exercise of the Purchase Right. Each purchase right shall be
              ------------------------------

automatically exercised on the Purchase Date, and shares of Common Stock shall accordingly be purchased on behalf of each Participant (other than any Participant whose payroll deductions have previously been refunded in accordance with the Termination of Purchase Right provisions below) on such date. The purchase shall be effected by applying the Participant's payroll deductions (as converted into U.S. Dollars) for the purchase period ending on such Purchase Date to the purchase of shares of Common Stock (subject to the limitation on the maximum number of shares purchasable per Participant on any one Purchase Date) at the purchase price in effect for that purchase period.

          C.  Purchase Price.  The U.S. Dollar purchase price per share at which
              --------------
Common Stock will be purchased on the Participant's behalf on each Purchase Date shall be equal to eighty-five percent (85%) of the lower of (i) the Fair Market
                                                   -----
Value per share of Common Stock on the start date of the purchase period or (ii) the Fair Market Value per share of Common Stock on that Purchase Date.

          D.  Number of Purchasable Shares. The number of shares of Common Stock
              ----------------------------
purchasable by a Participant on each Purchase Date shall be the number of shares obtained by dividing the amount collected from the Participant through payroll deductions (as converted into U.S. Dollars) during the purchase period ending with that Purchase Date by the purchase price in effect for that Purchase Date. However, the maximum number of shares of Common Stock purchasable per Participant on any one Purchase Date shall not exceed 8,000 shares, subject to periodic adjustments in the event of certain changes in the Corporation's capitalization.

          E.  Excess Payroll Deductions.  Any payroll deductions not applied to
              -------------------------
the purchase of Common Stock by reason of the limitation on the maximum number of shares purchasable by the Participant on the Purchase Date shall be promptly refunded in the currency in which paid by the Foreign Subsidiary.

               F.  Termination of Purchase Right.  The following provisions
                   -----------------------------
shall govern the termination of outstanding purchase rights:

                      (i) A Participant may, at any time prior to the last day of the purchase period, terminate his or her outstanding purchase right by filing the appropriate form with the Plan Administrator (or its designate), and no further payroll deductions shall be collected from the Participant with respect to the terminated purchase right. Any payroll deductions collected during the purchase period in which such termination occurs shall, at the Participant's election, be immediately refunded in the currency in which paid by the Foreign Subsidiary or held for the purchase of shares on the next Purchase Date. If no such election is made at the time such purchase right is terminated, then the payroll deductions collected with respect to the terminated right shall be refunded as soon as possible.

                      (ii) The termination of such purchase right shall be irrevocable, and the Participant may not subsequently rejoin the purchase period for which the terminated purchase right was granted. In order to resume participation in any subsequent purchase period, such individual must re-enroll in the Plan (by making a timely filing of the prescribed enrollment form(s)) on or before the start date of the new purchase period.

                      (iii) Should the Participant cease to remain an Eligible Employee for any reason (including death, disability or change in status) while his or her purchase right remains outstanding, then that purchase right shall immediately terminate, and all of the Participant's payroll deductions for the purchase period in which the purchase right so terminates shall be immediately refunded in the currency in which paid by the Foreign Subsidiary. However, should the Participant cease to remain in active service by reason of an approved unpaid leave of absence, then the Participant shall have the right, exercisable up until the last business day of the purchase period in which such leave commences, to (a) withdraw the payroll deductions collected during such purchase period or (b) have such funds held for the purchase of shares at the next scheduled Purchase Date. In no event, however, shall any further payroll deductions be collected on the Participant's behalf during such leave. Upon the Participant's return to active service (x) within ninety (90) days following the commencement of such leave or (y) prior to the expiration of any longer period for which such Participant's right to reemployment with the Corporation is guaranteed by statute or contract, his or her payroll deductions under the Plan shall automatically resume at the rate in effect at the time the leave began, unless the Participant withdraws from the Plan prior to his or her return. An individual who returns to active employment following a leave of absence that exceeds in duration the applicable (x) or (y) time period will be treated as a new Employee for purposes of subsequent participation in the Plan and must accordingly re-enroll in the Plan (by making a timely filing of the prescribed enrollment forms) on or before the start date of any subsequent purchase period in which he or she wishes to participate.

               G.  Transfer of Employment. In the event that a Participant who
                   ----------------------
          is an Employee of a Foreign Subsidiary is transferred and becomes an Employee of the Corporation during a purchase period under the Plan, such individual shall continue to remain a Participant in the Plan and payroll deductions shall continue to be collected until the next purchase date as if the Participant had remained an Employee of the Foreign Subsidiary.

                      In the event that an Employee of the Corporation who is a participant in the U.S. Plan is transferred and becomes an Employee of a Foreign Subsidiary during a purchase period in effect under the U.S. Plan, such individual shall automatically become a Participant under the Plan for the duration of the purchase period in effect at that time under the Plan and the balance in such individual's book account maintained under the U.S. Plan shall be transferred as a balance to a book account opened for such individual under the Plan. Such balance, together with all other payroll deductions collected from such individual by the Foreign Subsidiary for the remainder of the purchase period under the Plan (as converted into U.S. Dollars), shall be applied on the next purchase date to the purchase of Stock under the Plan.

          H. Corporate Transaction. Each outstanding purchase right shall
             ---------------------
automatically be exercised, immediately prior to the effective date of any Corporate Transaction, by applying the payroll deductions of each Participant for the purchase period in which such Corporate Transaction occurs, as converted into U.S. Dollars on the applicable Monthly Exchange Dates and at the time of the Corporate Transaction as set forth below, to the purchase of shares of Common Stock at a purchase price per share equal to eighty-five percent (85%) of the lower of (i) the Fair Market Value per share of Common Stock on the start date of the purchase period in which such Corporate Transaction occurs or (ii) the Fair Market Value per share of Common Stock immediately prior to the effective date of such Corporate Transaction. However, the applicable limitation on the number of shares of Common Stock purchasable per Participant shall continue to apply to any such purchase. Payroll deductions not yet converted into U.S. Dollars at the time of the Corporate Transaction shall be converted from the currency in which paid by the Foreign Subsidiary into U.S. Dollars on the basis of the exchange rate in effect at as determined by the Plan Administrator at the time of the Corporate Transaction.

                      The Corporation shall use its best efforts to provide at least ten (10)-days prior written notice of the occurrence of any Corporate Transaction, and Participants shall, following the receipt of such notice, have the right to terminate their outstanding purchase rights prior to the effective date of the Corporate Transaction.

          I. Proration of Purchase Rights. Should the total number of shares of
             ----------------------------
Common Stock which are to be purchased pursuant to outstanding purchase rights on any particular date exceed the number of shares then available for issuance under the Plan and the U.S. Plan, the Plan Administrator shall make a pro-rata allocation of the available shares on a uniform and nondiscriminatory basis, and the payroll deductions of each Participant (and each participant in the U.S.
Plan), to the extent in excess of the aggregate purchase price payable for the Common Stock pro-rated to such individual, shall be refunded.

          J. Assignability.  The purchase right shall be exercisable only by the
             -------------
Participant and shall not be assignable or transferable by the Participant.

          K. Stockholder Rights.  A Participant shall have no stockholder rights
             ------------------
with respect to the shares subject to his or her outstanding purchase right until the shares are purchased on the Participant's behalf in accordance with the provisions of the Plan and the Participant has become a holder of record of the purchased shares.

    VIII. ACCRUAL LIMITATIONS

          A. No Participant shall be entitled to accrue rights to acquire Common Stock pursuant to any purchase right outstanding under this Plan if and to the extent such accrual, when aggregated with (i) rights to purchase Common Stock accrued under any other purchase right granted under this Plan and (ii) similar rights accrued under other employee stock purchase plans of the Corporation or any Corporate Affiliate, would otherwise permit such Participant to purchase more than Twenty-Five Thousand U.S. Dollars (U.S.$25,000) worth of stock of the Corporation or any Corporate Affiliate (determined on the basis of the Fair Market Value of such stock on the date or dates such rights are granted) for each calendar year such rights are at any time outstanding.

          B. For purposes of applying such accrual limitations, the following provisions shall be in effect:

               (i) The right to acquire Common Stock under each outstanding purchase right shall accrue on the Purchase Date in effect for the purchase period for which such right is granted.

               (ii) No right to acquire Common Stock under any outstanding purchase right shall accrue to the extent the Participant has already accrued in the same calendar year the right to acquire Common Stock under one (1) or more other purchase rights at a rate equal to Twenty-Five Thousand U.S. Dollars (U.S.$25,000) worth of Common Stock (determined on the basis of the Fair Market Value per share on the date or dates of grant) for each calendar year such rights were at any time outstanding.

          C. If by reason of such accrual limitations, any purchase right of a Participant does not accrue for a particular purchase period, then the payroll deductions which the Participant made during that purchase period with respect to such purchase right shall be promptly refunded in the currency in which paid by the Foreign Subsidiary.

          D. In the event there is any conflict between the provisions of this Article and one or more provisions of the Plan or any instrument issued thereunder, the provisions of this Article shall be controlling.

     IX.  EFFECTIVE DATE AND TERM OF THE PLAN

          A. The Plan was adopted by the Board on November 20, 1996 and became effective on the Effective Date.

          B. The Plan was amended and restated on April 11, 1999 to increase the number of shares of Common Stock available under the Plan by 6,000,000 shares to 10,000,000 shares. The amendment was approved by the stockholders at the 1999 Annual Meeting.

          C. The Plan was amended and restated on April 23, 2001 to (i) implement an automatic share increase feature pursuant to which the number of shares reserved for issuance in the aggregate under the Plan and the International Plan shall automatically increase on the first trading day of January each year, beginning with calendar year 2002, by an amount equal to one percent (1%) of the total number of shares of Common Stock outstanding on the last trading day in December of the immediately preceding calendar year, but in no event shall any such annual increase exceed 6,000,000 shares; (ii) eliminate the thirty (30)-day service period for eligibility to participate in the Plan; and (iii) extend the term of the Plan until the last business day in April 2011. The elimination of the thirty (30)-day service requirement shall be effective with the purchase period commencing May 1, 2001. The annual share increase and extension of the Plan term shall be subject to stockholder approval at the 2001 Annual Meeting. No purchase rights shall be granted and no shares of Common Stock shall be issued on the basis of any such annual share increase unless and until the shareholders approve the annual increase at the 2001 Annual Meeting.

          D. Unless sooner terminated by the Board, the Plan shall terminate upon the earliest of (i) the last business day in April 2011, (ii) the date on which all shares available for issuance under the Plan shall have been sold pursuant to purchase rights exercised under the Plan or (iii) the date on which all purchase rights are exercised in connection with a Corporate Transaction. No further purchase rights shall be granted or exercised, and no further payroll deductions shall be collected, under the Plan following such termination.

     X.   AMENDMENT OF THE PLAN

          The Board may alter, amend, suspend or discontinue the Plan at any time to become effective immediately following the close of any purchase period. However, the Board may not, without the approval of the Corporation's stockholders, (i) increase the number of shares of Common Stock issuable under the Plan, except for permissible adjustments in the event of certain changes in the Corporation's capitalization, (ii) alter the purchase price formula so as to reduce the purchase price payable for the shares of Common Stock purchasable under the Plan, or (iii) modify the requirements for eligibility to participate in the Plan.

     XI.  GENERAL PROVISIONS

          A. All costs and expenses incurred in the administration of the Plan shall be paid by the Corporation.

          B. Nothing in the Plan shall confer upon the Participant any right to continue in the employ of the Corporation or any Corporate Affiliate for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Corporate Affiliate employing such person) or of the Participant, which rights are hereby expressly reserved by each, to terminate such person's employment at any time for any reason, with or without cause.

          C. Except to the extent otherwise provided in any addendum to the Plan, the provisions of the Plan shall be governed by the laws of the State of Texas without resort to that State's conflict-of-laws rules.

          D. A Foreign Subsidiary or the Plan Administrator, as the case may be, shall have the right to deduct from any payment to be made under this Plan, or to otherwise require, prior to the issuance or delivery of any shares of Common Stock or the payment of any cash, payment by each Participant of any tax required by applicable law to be withheld.

          E. Additional provisions for individual Foreign Subsidiaries may be incorporated in one or more Addenda to the Plan. Such Addenda shall have full force and effect with respect to the Foreign Subsidiaries to which they apply. In the event of a conflict between the provisions of such an Addendum and one or more other provisions of the Plan, the provisions of the Addendum shall be controlling.

                                   Schedule A
                                   ----------

                          Corporations Participating in
                          Employee Stock Purchase Plan
                                 April 23, 2001
                                 --------------

    Aspect Development B.V.                              Netherlands
    Aspect Development Europe Ltd.                       U.K.
    Aspect Development Germany GmbH                      Germany
    Aspect Development K.K                               Japan
    Aspect Development SARL                              France
    Aspect Development Schweiz GmbH                      Switzerland
    FreightMatrix.com - Europe B.V.                      Netherlands
    FreightMatrix-Asia Pacific Pte Ltd                   Singapore
    i2 de Mexico S. de R.L.C.V.                          Mexico
    i2 Technologies (Canada), Inc.                       Canada
    i2 Technologies (Malaysia) Sdn Bhd                   Malaysia
    i2 Technologies (N.A.) N.V.                          Netherlands Antilles
    i2 Technologies (Netherlands) B.V.                   Netherlands
    i2 Technologies A/S                                  Denmark
    i2 Technologies do Brasil Ltda.                      Brazil
    i2 Technologies Finland Oy Ltd.                      Finland
    i2 Technologies Japan, Inc.                          Japan
    i2 Technologies Korea, Ltd.                          Korea
    i2 Technologies Limited                              United Kingdom
    i2 Technologies N.V.                                 Belgium
    i2 Technologies PTE Ltd.                             Singapore
    i2 Technologies Pty Ltd.                             Australia
    i2 Technologies S.r.l.                               Italy
    i2 Technologies SARL                                 France
    i2 Technologies SL                                   Spain
    i2 Technologies Sweden AB                            Sweden
    i2 Technologies Taiwan Inc.                          Taiwan
    i2 Technologies, GMBH                                Germany
    InterTrans Logistics AG                              Switzerland
    InterTrans Logistics Solutions BV                    Netherlands
    InterTrans Logistics Solutions Ltd.                  Canada
    MStar SA (Pty) Ltd.                                  South Africa

                                    APPENDIX
                                    --------

          The following definitions shall be in effect under the Plan:

          A.    Base Salary shall mean the regular base salary paid to a
                -----------
Participant by one or more Foreign Subsidiaries during such individual's period of participation in the Plan. The following items of compensation shall not be included in Base Salary: (i) all overtime payments, bonuses, commissions (other than those functioning as base salary equivalents), profit-sharing distributions and other incentive-type payments and (ii) any and all contributions made on the Participant's behalf by the Corporation or any Corporate Affiliate under any employee benefit or welfare plan now or hereafter established.

          B.    Board shall mean the Corporation's Board of Directors.
                -----

          C.    Code shall mean the U.S. Internal Revenue Code of 1986, as
                ----
amended.

          D.    Common Stock shall mean the Corporation's common stock.
                ------------

          E.    Corporate Affiliate shall mean any parent or subsidiary
                -------------------
corporation of the Corporation (as determined in accordance with Code Section
424), whether now existing or subsequently established.

          F.    Corporate Transaction shall mean either of the following
                ---------------------
stockholder-approved transactions to which the Corporation is a party:

                (i) a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or

                (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Corporation in complete liquidation or dissolution of the Corporation.

          G.    Corporation shall mean i2 Technologies, Inc., a Delaware
                -----------
corporation, and any corporate successor to all or substantially all of the assets or voting stock of i2 Technologies, Inc. which shall by appropriate action adopt the Plan.

          H.    Effective Date shall mean May 1, 1997. Any Foreign Subsidiary
                --------------
which elects, with the approval of the Board, to extend the benefits of this Plan to its employees after such Effective Date shall designate a subsequent Effective Date with respect to its employee-Participants.

          I.    Eligible Employee shall mean any person who employed by a
                -----------------
Participating Corporation on a basis under which he or she is regularly expected to render more than twenty (20) hours of service per week for more than five (5) months per calendar year for earnings considered wages under Code Section 3401(a).

          J.    Fair Market Value per share of Common Stock on any relevant date
                -----------------
shall be determined in accordance with the following provisions:

                (i) If the Common Stock is at the time traded on the Nasdaq National Market, then the Fair Market Value shall be the U.S. Dollar closing selling price per share of Common Stock on the date in question, as such price is reported by the National Association of Securities Dealers on the Nasdaq National Market or any successor system. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the U.S. Dollar closing selling price on the last preceding date for which such quotation exists.

               (ii) If the Common Stock is at the time listed on any Stock Exchange, then the Fair Market Value shall be the U.S. Dollar closing selling price per share of Common Stock on the date in question on the Stock Exchange determined by the Plan Administrator to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no U.S. Dollar closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the U.S. Dollar closing selling price on the last preceding date for which such quotation exists.

               (iii) For purposes of the initial purchase period which began on the Effective Date, the Fair Market Value was deemed to be equal to the U.S. Dollar price per share at which the Common Stock were sold in the initial public offering pursuant to the Underwriting Agreement.

          K.   Foreign Subsidiary shall mean any non-U.S. Corporate Affiliate or
               ------------------
Affiliates as may be authorized from time to time by the Board to extend the benefits of the Plan to their Eligible Employees. The Foreign Subsidiaries participating in the Plan as of the Effective Date are listed in attached Schedule A.

          L.   Monthly Exchange Date shall mean the last U.S. business day of
               ---------------------
each month during a purchase period, on which date the foreign currency payroll deductions collected on behalf of the Participants during that month are to be converted into U.S. Dollars.

          M.   1933 Act shall mean the Securities Act of 1933, as amended.
               --------

          N.   Participant shall mean any Eligible Employee of a Foreign
               -----------
Subsidiary who is actively participating in the Plan.

          O.   Participating Corporation shall mean the Corporation and such
               -------------------------
Corporate Affiliate or Affiliates as may be authorized from time to time by the Board to extend the benefits of the Plan to their Eligible Employees. The Participating Corporations in the Plan as of April 23, 2001 are listed in the attached Schedule A.

          P.   Plan shall mean the Corporation's International Employee Stock
               ----
Purchase Plan, as set forth in this document.


          Q.   Plan Administrator shall mean the committee of two (2) or more
               ------------------
Board members appointed by the Board to administer the Plan.


          R.   Purchase Date shall mean the last business day of each purchase
               -------------
period.

          S.   Stock Exchange shall mean either the American Stock Exchange or
               --------------
the New York Stock Exchange.

          T.   U.S. Plan shall mean the i2 Technologies, Inc. Employee Stock
               ---------
Purchase Plan.

                                    ADDENDUM

                     PROVISIONS FOR AUSTRALIAN PARTICIPANTS

                  The following provisions shall apply with respect to Participants (the "Australian Participants") who perform services for i2 Technologies Pty Ltd.

                  1. The Corporation or Foreign Subsidiary employing one or more Australian Participants shall establish an interest-bearing bank account (a "Contributions Account") in Australia for such Participants. The account shall be maintained solely for the purpose of depositing payroll deductions authorized by such Participants under the Plan. Accordingly, all payroll deductions for each Australian Participant shall be immediately deposited in the Contributions Account and held in trust for that participant.

                  2. All interest accrued on behalf of an Australian Participant in the Contributions Account shall be paid to such individual on each Purchase Date. All payroll deductions accumulated in such account on behalf of each Australian Participant prior to each Purchase Date shall be applied to the purchase of shares of Common Stock on such Purchase Date in accordance with the Plan.

                  3. Any payroll deductions that are refunded to an Australian Participant in accordance with the Plan shall be refunded with any interest accrued on the individual's behalf in the Contributions Account less any government charges or fees deducted in respect of those moneys by the bank at which the Contributions Account is established.

                  4. The Plan Administrator shall prescribe one enrollment form to be completed by an Australian Participant to participate in the Plan. On such enrollment form, the Australian Participant must (i) specify the percentage of his or her Base Salary in accordance with Section VI.B that he or she elects to have deducted and applied for the purchase of the Common Stock under the Plan and (ii) authorize the Plan Administrator to apply the amount specified in the preceding clause in accordance with the Plan.

                  5. The provisions of the Plan with respect to Australian Participants shall be governed by the laws of New South Wales without resort to that State's conflict of laws rules.